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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER(hereinafter called the "Merger Agreement") is made as of September ___, 1997 by and between IL FORNAIO (AMERICA) CORPORATION, a California corporation ("Il Fornaio California"), and IL FORNAIO (AMERICA) DELAWARE, a Delaware corporation ("Il Fornaio Delaware"). Il Fornaio California and Il Fornaio Delaware are sometimes referred to as the "Constituent Corporations."

         The authorized capital stock of Il Fornaio California consists of fifteen million (15,000,000) shares of Common Stock and three million five hundred thousand (3,500,000) shares of Preferred Stock. The authorized capital stock of Il Fornaio Delaware consists of twenty million (20,000,000) shares of Common Stock, $.001 par value, and five million (5,000,000) shares of Preferred Stock, $.001 par value.

         The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Il Fornaio California merge into Il Fornaio Delaware upon the terms and conditions herein provided.

         NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Il Fornaio California shall merge into Il Fornaio Delaware on the following terms, conditions and other provisions:

1.       TERMS AND CONDITIONS.

         (a) MERGER. Il Fornaio California shall be merged with and into Il Fornaio Delaware (the "Merger"), and Il Fornaio Delaware shall be the surviving corporation (the "Surviving Corporation") effective upon the date when this Merger Agreement is filed with the Secretary of State of Delaware (the "Effective Date").

         (b) NAME CHANGE. On the Effective Date, the name of Il Fornaio Delaware shall be Il Fornaio (America) Corporation.

         (c) SUCCESSION. On the Effective Date, Il Fornaio Delaware shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of Il Fornaio California, except insofar as it may be continued by operation of law, shall be terminated and cease.

         (d) TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging
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to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their stockholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         (e) COMMON STOCK OF IL FORNAIO CALIFORNIA AND IL FORNAIO DELAWARE. An the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their stockholders, (i) each share of Common Stock of Il Fornaio California issued and outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of Common Stock of Il Fornaio Delaware; and (ii) each share of Common Stock of Il Fornaio Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

         (f) PREFERRED STOCK OF IL FORNAIO CALIFORNIA AND IL FORNAIO DELAWARE. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their stockholders, (i) each share of Series A Preferred Stock of Il Fornaio California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series A Preferred Stock of Il Fornaio Delaware, (ii) each share of Series B Preferred Stock of Il Fornaio California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series B Preferred Stock of Il Fornaio Delaware, (iii) each share of Series C Preferred Stock of Il Fornaio California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series C Preferred Stock of Il Fornaio Delaware, (iv) each share of Series D Preferred Stock of Il Fornaio California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series D Preferred Stock of Il Fornaio Delaware, (v) each share of Series E Preferred Stock of Il Fornaio California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Series E Preferred Stock of Il Fornaio Delaware, and (vi) each share of Series F Preferred Stock of Il Fornaio California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and non-assessable share of Series F Preferred Stock of Il Fornaio Delaware.

         (g) STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock and Preferred Stock of Il Fornaio California shall be deemed for all purposes to evidence ownership of and to represent the shares of Il Fornaio Delaware into which the shares of Il Fornaio California



                                       2.
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represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Il Fornaio Delaware evidenced by such outstanding certificate as above provided.

         (h) WARRANTS OF IL FORNAIO CALIFORNIA. On and after the Effective Date, the outstanding Warrants which prior to that time represented Warrants of Il Fornaio California shall be deemed for all purposes to evidence ownership of and to represent Warrants of Il Fornaio Delaware and shall be so registered on the books and records of the Surviving Corporation or its transfer agents.

         (i) OPTIONS OF IL FORNAIO CALIFORNIA. On the Effective Date, the Surviving Corporation will assume and continue all of Il Fornaio California's stock option plans in existence on the Effective Date, including, but not limited to the 1997 Non-Employee Directors' Stock Option Plan and the 1997 Equity Incentive Plan, and the outstanding options to purchase Common Stock of Il Fornaio California, including without limitation all options outstanding under such stock option plans and any other outstanding options, shall become options to purchase shares of Common Stock of Il Fornaio Delaware, subject to applicable adjustment provisions with respect to the number of and price per share, with no other changes in the terms and conditions of such options. Effective on the Effective Date, Il Fornaio Delaware hereby assumes the outstanding and unexercised portions of such options and the obligations of Il Fornaio California with respect thereto.

         (j) STOCK PURCHASE PLAN OF IL FORNAIO CALIFORNIA. On the Effective Date, the Surviving Corporation will assume all obligations of and continue Il Fornaio California's Employee Stock Purchase Plan.

         (k) EMPLOYEE BENEFIT PLANS. On the Effective Date, the Surviving Corporation shall assume all obligations of Il Fornaio California under any and all employee benefit plans in effect as of such date. On the Effective Date, the Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger and shall reserve that number of shares of Il Fornaio Delaware Common Stock with respect to each such employee benefit plan as is equal to the number of shares of Il Fornaio California Common Stock (if any) so reserved on the Effective Date.

2.       CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.

         (a) CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Il Fornaio Delaware in effect on the Effective Date shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall, effective upon the filing of this Merger


                                       3.
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Agreement with the Secretary of the State of Delaware, be amended to read in its entirety as follows: "The name of this Corporation is Il Fornaio (America) Corporation."

         (b) DIRECTORS. The directors of Il Fornaio California immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

         (c) OFFICERS. The officers of Il Fornaio California immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3.       MISCELLANEOUS.

         (a) FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Il Fornaio California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Il Fornaio California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Il Fornaio California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         (b) AMENDMENT. At any time before or after approval by the stockholders of Il Fornaio California, this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the stockholders of Il Fornaio California, the principal terms may not be amended without the further approval of the stockholders of Il Fornaio California) as may be determined in the judgment of the respective Board of Directors of Il Fornaio Delaware and Il Fornaio California to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

         (c) CONDITIONS TO MERGER. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

              (i) the Merger shall have been approved by the stockholders of Il Fornaio California in accordance with applicable provisions of the General Corporation Law of the State of California; and

             (ii) Il Fornaio California, as sole stockholder of Il Fornaio Delaware, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware; and


                                       4.
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            (iii)         any and all consents, permits, authorizations,
approvals, and orders deemed in the sole discretion of Il Fornaio California to be material to consummation of the Merger shall have been obtained.

         (d) ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Il Fornaio California or Il Fornaio Delaware or both, notwithstanding the approval of this Merger Agreement by the stockholders of Il Fornaio California or Il Fornaio Delaware or the prior filing of this Merger Agreement with the Secretary of State of the State of Delaware, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Il Fornaio California and Il Fornaio Delaware, such action would be in the best interests of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or stockholders with respect thereto, except that Il Fornaio California shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

         (e) COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHERETO, this Merger Agreement, having first been fully approved by the Board of Directors of Il Fornaio California and Il Fornaio Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                              IL FORNAIO (AMERICA) CORPORATION,
ATTEST:                                       a California corporation



                                              By:
------------------------------                   -------------------------------
Paul J. Kelley                                       Laurence B. Mindel
Secretary                                            Chairman of the Board and
                                                     Chief Executive Officer


                                              IL FORNAIO DELAWARE CORPORATION,
ATTEST:                                       a Delaware corporation



                                              By:
------------------------------                   -------------------------------
Paul J. Kelley                                       Laurence B. Mindel
Secretary                                            Chairman of the Board and
                                                     Chief Executive Officer


                                       5.